Exhibit 10.3

CREDIT AGREEMENT

dated as of December 22, 2014

by and among

ALLEGIANCE BANCSHARES, INC.

as Borrower,

and

PROSPERITY BANK

as Lender

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EXHIBITS

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Officer’s Compliance Certificate

SCHEDULES

Schedule 1.1	-	F&M Shareholders

Schedule 5.1	-	Jurisdictions of Organization

Schedule 5.2	-	Subsidiaries and Capitalization

Schedule 5.6	-	Pending Tax Audits

Schedule 5.9	-	ERISA Plans

Schedule 5.10	-	Margin Lending

Schedule 5.13	-	Labor and Collective Bargaining Agreements

Schedule 5.21	-	Indebtedness and Guaranty Obligations

Schedule 9.2	-	Existing Liens

Schedule 9.5	-	Transactions with Affiliates

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 22, 2014, by and among ALLEGIANCE BANCSHARES, INC., a Texas corporation (the “Borrower”), and Prosperity Bank (the “Lender”).

RECITALS:

The Borrower has requested, and, subject to the terms and conditions hereof, the Lender has agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Rate” means the Prime Rate minus one quarter of one percent (0.25%).

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Bank” means Allegiance Bank Texas, a Wholly-Owned Subsidiary of the Borrower, the deposits of which are insured by the FDIC pursuant to the FDIA.

“Bankers Blanket Bond” means a fidelity bond or insurance policy providing coverage for losses resulting from criminal activities and other actions of employees, officers or directors of a Subsidiary of Bank.

“Bank Regulatory Authority” means the FRB, the OCC, the FDIC, and all other relevant regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

“Bank Subsidiary” means each Subsidiary of the Borrower, the deposits of which are insured by the FDIC pursuant to the FDIA.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are open for the conduct of their commercial banking business.

“Call Report” means, for the Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or Form 041), or any successor form promulgated by the FFIEC.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, common stock or other capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” means an event or series of events by which any of the following occur: (a) the acquisition during any 12-month period by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Permitted Equity Holders, of Beneficial Ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 35% or more of the Capital Stock or voting power of Borrower (or any one of its successors); (b) other than the F&M Acquisition, Borrower or the Bank (or any one of its successors) consolidates with, or merges with or into, another Person, or conveys, transfers, leases or otherwise disposes directly or indirectly of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Borrower or the Bank, in each case, whether pursuant to one or any series of transactions, except where the ultimate beneficial owners of Borrower’s outstanding Capital Stock or voting power immediately prior to such transaction or transactions own not less than 65% of the outstanding Capital Stock or voting power of Borrower (or such successor) immediately after such transaction or transactions; (c) during any 12-month period, the majority of the seats (other than vacant seats) on the board of directors of Borrower cease to be occupied by Persons who are Continuing Directors; or (d) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting Capital Stock in the Bank.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including any Risk-Based Capital Guideline), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority (including any Risk-Based Capital Guideline) or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority (including any Risk-Based Capital Guideline).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in all respects in a manner acceptable to Lender, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” as defined in any Loan Document, whether such “Collateral” is now existing or hereafter acquired.

“Commitment” means the obligation of Lender to make Loans.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by at least 51% of the then Continuing Directors in his or her election by the shareholders of the Borrower.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by the Borrower or any ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to Lender: (a) Taxes imposed on or measured by its overall net income (however denominated), gross receipts Taxes, and franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Applicable Laws of which Lender is organized or in which its principal office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) any U.S. federal withholding Taxes (including withholding Taxes imposed by FATCA) imposed on amounts payable to a Lender pursuant to an Applicable Law in effect on the date such Lender acquires an interest in a Loan.

“F&M” means Farmers & Merchants Bancshares, Inc., a Texas corporation.

“F&M Acquisition” means the acquisition by Borrower of F&M pursuant to the terms and conditions of the F&M Purchase Agreement, including, without limitation, the repayment of the Shareholder Debt by Borrower, the assumption by Borrower of the Trust Preferred Indebtedness and the issuance by Borrower of the TARP Securities.

“F&M Purchase Agreement” means that certain Agreement and Plan of Reorganization by and between Borrower and F&M dated as of July 28, 2014, as amended from time-to-time, a copy of which has been presented to Lender.

“F&M Trust 1” means Farmers & Merchants Capital Trust II, a Delaware statutory trust.

“F&M Trust 2” means Farmers & Merchants Capital Trust III, a Delaware statutory trust.

“FDIA” means the Federal Deposit Insurance Act of 1933, as amended from time to time, and the regulations promulgated pursuant thereto.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“FFIEC” means the Federal Financial Institutions Examination Council, or any successor thereto.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Federal Reserve Bank or the Federal Reserve System, or any successor Governmental Authority then performing the same or substantially similar duties.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including the OCC, the FDIC and the FRB), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Guaranty” means any guaranty or other agreement by which (a) the FDIC or FRB agrees to indemnify the Borrower or any Subsidiary for any loss related to any asset of any Subsidiary acquired by such Subsidiary from the FDIC, and (b) any agency not described in clause (a) of the federal government of the United States of America which agrees to indemnify the Borrower or any Subsidiary for any loss related to any asset of the Borrower or such Subsidiary and which indemnity is backed by the full faith and credit of the federal government of the United States of America.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values, equity values, or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due, or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any reimbursement obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Capital Stock that is not Qualified Capital Stock;

(h) all Net Hedging Obligations of any such Person;

(i) the Trust Preferred Indebtedness; and

(j) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes and Other Taxes imposed on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document other than Excluded Taxes.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Lender” has the meaning assigned thereto in the introductory paragraph hereof.

“Lending Office” means, with respect to Lender, the office of such maintaining the Loans.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Loss Reserves” means, as of any date of determination, as determined on a Consolidated basis for the Borrower and its Bank Subsidiaries and in accordance with GAAP, the aggregate amount of the allowance for loan and lease losses of all Bank Subsidiaries, as reported on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

“Loan Documents” means, collectively, this Agreement, the Security Agreement, each Note and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary in favor of or provided to Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the Revolving Credit Loans.

“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

“Material Contract” means any contract or other arrangement to which Borrower, Bank or any of their Subsidiaries is a party (other than the Loan Documents and any customer contract entered into in the ordinary course of business) for which (i) the aggregate annual payments reasonably expected to made in respect of such contract equal or exceed $1,000,000 or (ii) if breached, cancelled or non-renewed could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means (a) the Bank, and (b) each other Subsidiary (i) the Consolidated assets of which equal or exceed 15% of the Consolidated assets of the Borrower as at the last day of the most recently ended fiscal quarter of the Borrower or (ii) the Consolidated revenues of which for the most recently ended period of four consecutive fiscal quarters of the Borrower equal or exceed 15% of the Consolidated revenues of the Borrower for such period.

“Maturity Date” means the earliest to occur of (a) December 22, 2021, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Hedging Obligations” means, as of any date, the Termination Value of any Hedge Agreement on such date.

“Non-Performing Assets” means, at any date, as determined on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP, the aggregate amount of (a) all non-accrual loans (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty), (b) all loans that are ninety (90) days or more past due and that are still accruing interest (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty), (c) all other real estate owned (OREO (as defined by the OCC)) (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty), (d) all other repossessed assets (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty), and (e) all loans that were restructured in troubled debt restructurings (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty).

“Non-Performing Loans” means, at any date, as determined on a Consolidated basis for the Borrower and its Subsidiaries and in accordance with GAAP, the aggregate amount of (a) all non-accrual loans (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty), and (b) all loans that are ninety (90) days or more past due and that are still accruing interest (net of the amount (without duplication) payable to the applicable Subsidiary with respect to such asset pursuant to any Governmental Guaranty).

“Note” means a promissory note made by the Borrower in favor of Lender evidencing the Loans substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(a).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lender, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OCC” means the Office of the Comptroller of the Currency, or any agency succeeding to any of its principal functions.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit C.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Payment Date” means the last day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained or contributed to by the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained or contributed to by the Borrower or any ERISA Affiliates.

“Permitted Equity Holders” means, with respect to the TARP Securities, the United States Department of Treasury.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, partnership, Governmental Authority or other entity.

“Prime Rate” means, for any day, the rate of interest per annum quoted in the “Money Rates” section of the Eastern print edition of The Wall Street Journal from time to time and designated as the “Prime Rate.” If such prime rate, as so quoted is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be the rate of interest per annum established from time to time by Lender and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by Lender and is set by Lender in its sole discretion.

“Principal Office” means, for Lender, 1301 North Mechanic Street, El Campo, Texas 77437, or such other office as Lender may from time to time designate in writing to Borrower.

“Prior Credit Agreement” means the Credit Agreement, dated November 15, 2013, between the Borrower and Compass Bank, as heretofore amended, restated, or otherwise modified.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock” means any Capital Stock, except the following: any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would not constitute Qualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Lender. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” has the meaning assigned thereto in Section 9.4.

“Revolving Credit Commitment” means the obligation of Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount of $30,000,000; provided that the amount of the Revolving Credit Commitment shall automatically reduce by $4,285,000 on each anniversary of the Closing Date thereafter until the Maturity Date; and provided further that Lender shall not be under any obligation to advance $18,000,000 of the Revolving Credit Commitment until Lender receives evidence satisfactory to it that the Borrower has obtained all necessary regulatory approvals for the F&M Acquisition.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Outstandings” means with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date.

“Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (c) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

“Risk-Based Capital Ratio” means the risk-based capital ratio, determined in accordance with the then-current regulations of the applicable Bank Regulatory Authority on a consolidated basis for the Borrower and its Subsidiaries.

“ROA” has the meaning assigned thereto in Section 8.2.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means that certain Security Agreement executed by the Borrower in favor of Lender to secure the Obligations.

“Shareholder Debt” means Indebtedness of F&M to the Persons set forth on Schedule 1.1 that are shareholders of F&M in the outstanding principal amounts set forth opposite each such Person’s name on Schedule 1.1, and all fees, interest, and other amounts payable in connection therewith.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed in accordance with GAAP as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“TARP Securities” means the 11,550.55055 shares of Capital Stock of F&M that have been issued to the United States Department of Treasury in the form of 11,000 shares designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and 550.55055 shares designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and any preferred equity interests of Borrower on substantially the same terms and conditions as such Capital Stock issued to the United States Department of Treasury in replacement of such Capital Stock pursuant to the requirements of the F&M Purchase Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043(c) of ERISA for which the notice requirement has not been waived by the PBGC with respect to a Pension Plan, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Lender or any Affiliate of Lender).

“Threshold Amount” means $3,000,000.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness and other obligations of the Borrower under the Prior Credit Agreement, and (b) the making of the initial Loan.

“Trust Preferred Guarantees” means (a) that certain Guarantee Agreement dated as of November 13, 2003, granted by F&M and Wells Fargo Bank, National Association in favor of the holders of the Indebtedness under the Trust Preferred Issue - 2033 and (b) that certain Guarantee Agreement dated as of June 30, 2005, granted by F&M and Wells Fargo Bank, National Association in favor of the holders of the Indebtedness under the Trust Preferred Issue - 2035, both as amended, supplemented, restated, or otherwise modified from time to time.

“Trust Preferred Indebtedness” means (a) the Indebtedness of F&M Trust 1 under the Trust Preferred Issue – 2033, (b) the Indebtedness of F&M Trust 2 under the Trust Preferred Issue – 2035, and (c) the Guaranty Obligations of F&M under the Trust Preferred Guarantees, all of which are to be assumed by Borrower pursuant to the F&M Purchase Agreement.

“Trust Preferred Issue - 2033” means $7,732,000 in aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due 2033 held by F&M Trust 1 pursuant to an Indenture dated as of November 13, 2003 between F&M, as issuer, and Wells Fargo Bank, National Association, as trustee, and F&M Trust 1 has issued and has presently outstanding 7,500 in trust preferred securities (liquidation amount $1,000 per trust preferred security) pursuant to the terms of the Amended and Restated Declaration of Trust dated as of November 13, 2003 among F&M, as sponsor, Wells Fargo Delaware Trust Company, as Delaware trustee, Wells Fargo Bank, National Association, as Institutional Trustee (as defined therein), and the administrative trustees named therein.

“Trust Preferred Issue – 2035” means $3,609,000 in aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due 2035 held by F&M Trust 2 pursuant to an Indenture dated as of June 30, 2005 between F&M, as issuer, and Wells Fargo Bank, National Association, as trustee, and F&M Trust 2 has issued and has presently outstanding 3,500 in trust preferred securities (liquidation amount $1,000 per trust preferred security) pursuant to the terms of the Amended and Restated Declaration of Trust dated as of June 30, 2005 among F&M, as sponsor, Wells Fargo Delaware Trust Company, as Delaware trustee, Wells Fargo Bank, National Association, as Institutional Trustee (as defined therein), and the administrative trustees named therein.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended or modified from time to time.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“United States” means the United States of America.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.

CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Revolving Credit Loans to Borrower from time to time from the date hereof to and including the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Revolving Credit Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(b) Without limiting the foregoing, on the first anniversary of the Closing Date, and on each anniversary of the Closing Date thereafter during which the Revolving Credit Commitment is outstanding, the Borrower shall repay the outstanding principal amount of all Loans to the extent that the outstanding principal amount of all Loans exceeds the Revolving Credit Commitment, after giving effect to the annual $4,285,000 reduction in the amount of the Revolving Credit Commitment which occurs on each anniversary of the Closing Date, together with unpaid interest accrued on the principal amount repaid.

(c) Notwithstanding anything herein to the contrary, Lender shall not be under any obligation to advance $18,000,000 of the Revolving Credit Commitment until Lender receives evidence reasonably satisfactory to it that the Borrower has obtained all necessary regulatory approvals for the F&M Acquisition.

SECTION 2.2 Procedure for Advances of Revolving Credit Loans.

(a) Requests for Borrowing. The Borrower shall give the Lender irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. on the borrowing date of each Revolving Credit Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day

(b) Disbursement of Revolving Credit. The Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower maintained with Lender.

SECTION 2.3 Repayment and Prepayment of Loans.

(a) Repayment on Maturity Date. The Borrower shall repay the outstanding principal amount of all Loans in full on the Maturity Date, together with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time prior to the Maturity Date the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay within one (1) Business Day, by payment to Lender of an amount equal to such excess with each such repayment applied to the principal amount of outstanding Revolving Credit Loans, together with unpaid interest accrued on the principal amount prepaid.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Loans, in whole or in part, with irrevocable prior written notice given to Lender not later than 10:00 a.m. on the same Business Day, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $250,000. A Notice of Prepayment received after 10:00 a.m. shall be deemed received on the next Business Day.

SECTION 2.4 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least two (2) Business Days prior written notice to Lender (the “Notice of Prepayment”), to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $250,000 in excess thereof.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section 2.4 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans after such reduction to the Revolving Credit Commitment as so reduced. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility.

SECTION 2.5 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitment shall terminate on the earlier of (a) the Maturity Date, or (b) the date on which the Revolving Credit Commitment is reduced to zero in accordance with the terms and provisions of this Agreement.

ARTICLE III.

GENERAL LOAN PROVISIONS

SECTION 3.1 Interest and Payments.

(a) Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), or (ii) at the election of Lender, upon the occurrence and during the continuance of any other Event of Default, outstanding Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(b) Interest Payment and Computation. Interest on each Loan shall accrue at the Applicable Rate and be due and payable in arrears on each Payment Date, commencing on December 31, 2014. All computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(c) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall at its option (i) promptly refund to the Borrower any interest received by the Lender in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lender shall not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 3.2 Facility Fee. On the Closing Date, the Borrower shall pay to Lender a non-refundable facility fee equal to 0.25% of the initial Revolving Credit Commitment.

SECTION 3.3 Manner of Payment. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.

SECTION 3.4 Evidence of Indebtedness. The Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loan made by Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by Lender and the accounts and records of Lender in respect of such matters, the accounts and records of Lender shall control in the absence of manifest error. The Borrower shall execute and deliver to Lender the Note, which shall evidence Lender’s Revolving Credit Loans, in addition to such accounts or records. Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 3.5 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Lender;

(ii) subject Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes and the imposition of, or any change in the rate of any Excluded Tax); or

(iii) impose on Lender any other condition, cost or expense affecting this Agreement or Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon written request of Lender, the Borrower shall promptly pay to any Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of Lender or the Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time upon written request of Lender the Borrower shall promptly pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by Lender on the understanding that the Lender will not be required to maintain capital against their Revolving Credit Commitment under current Applicable Laws, regulations and regulatory guidelines. In the event Lender shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that Lender will be entitled to make claims under this Section 3.5 (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 3.5(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section 3.5 shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to this Section 3.5 for any increased costs incurred or reductions suffered more than three (3) months prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.6 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or Lender shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.6) the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.6(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.6) paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Status of Lender. Lender shall deliver to the Borrower complete and executed originals of IRS Form W-9 and such other information as the Borrower may reasonably request to confirm that payments to Lender are not subject to withholding. Each Lender that is not a U.S. Person shall on or prior to becoming a Lender under this agreement deliver to the Borrower an applicable complete and executed W-8ECI, W-8BEN or W-8BEN-E, or W-8IMY and any statements or certification required under the Code in such number of originals which may be reasonably requested by the Borrower and that permits the Borrower to make payments hereunder for the account of such Lender free of such deduction or withholding of U.S. income or similar Taxes.

(f) Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.5 or this Section 3.6, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 3.5 this Section 3.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section 3.6 shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.6 shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

ARTICLE IV.

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1 Conditions to Closing and Initial Revolving Credit Loan. The obligation of Lender to close this Agreement and to make the initial Loan, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement and the Note in favor of Lender, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to Lender by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. Lender shall have received each of the following in form and substance reasonably satisfactory to Lender:

(i) Officer’s Certificate. A certificate from Responsible Officers of the Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) a certified copy of its Certificate of

Formation, certified as true, complete and correct by the appropriate authority of the State of Texas as of a date acceptable to Lender, (iii) a copy of its bylaws, as in effect on the Closing Date, (iv) a copy of the resolutions of its Board of Directors authorizing it to execute, deliver and perform the Loan Documents, (v) the accuracy of the representations and warranties in the Loan Documents, (vi) no Default or Event of Default exists, (vii) no Material Adverse Effect having occurred since September 30, 2014, and (viii) that the Borrower has satisfied each of the conditions set forth in Section 4.1 and Section 4.2. A certificate from Responsible Officers of the Bank certifying as to (i) a certified copy of its Certificate of Existence, certified as true, complete and correct by the Texas Department of Banking as of a date acceptable to Lender and (ii) a copy of its certified charter documents certified as true, complete and correct by the Texas Department of Banking as of a date acceptable to Lender.

(ii) Certificates of Good Standing. Certificates as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization and, to the extent requested by Lender, each other jurisdiction where the Borrower is qualified to do business.

(iii) Opinions of Counsel. Favorable opinions of counsel to the Borrower addressed to Lender with respect to the Borrower, the Loan Documents and such other matters as Lender shall request.

(c) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Borrower shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of Lender) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Lender could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(d) Financial Matters.

(i) Officer’s Compliance Certificate. An Officer’s Compliance Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the financial covenants set forth herein as of a date acceptable to Lender.

(ii) Financial Statements. Lender shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2013 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2014 and related unaudited interim statements of income and retained earnings.

(iii) Payment at Closing. The Borrower shall have paid (A) to Lender the fee set forth or referenced in Section 3.2, and (B) all fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and Lender).

(iv) Projections. Borrower shall have furnished to Lender a pro forma projection covering the succeeding five year period.

(e) Miscellaneous.

(i) Notice of Borrowing. Lender shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a).

(ii) Due Diligence. Lender shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to Lender in its sole discretion.

(iii) Existing Indebtedness. All existing Indebtedness and other obligations of the Borrower and its Subsidiaries under the Prior Credit Agreement shall be repaid in full and terminated and all collateral security therefor shall be released, and Lender shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iv) Patriot Act. The Borrower shall have provided to Lender the documentation and other information requested by Lender in order to comply with requirements of the Act.

(v) Lien Searches. The Borrower shall have delivered to Lender results of a recent UCC lien search, by a Person satisfactory to Lender, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Borrower and Bank, together with copies of all such filings disclosed by such search.

(vi) Insurance. Lender shall have received evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect.

(vii) Collateral. Borrower shall have delivered to Lender the share certificates, if any, evidencing the Capital Stock of Bank.

(viii) Trust Preferred Indebtedness and TARP Securities. Borrower shall have delivered to Lender a fully executed copy of the F&M Purchase Agreement and the documentation evidencing the Trust Preferred Indebtedness and the TARP Securities.

(ix) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender. Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 4.2 Conditions to All Revolving Credit Loans. The obligations of Lender to make any Revolving Credit Loan (including the initial Revolving Credit Loan) are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article V (i) that are subject to materiality or Material Adverse Effect qualifications shall be true and correct and (ii) that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, all on and as of such borrowing date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty (x) if subject to materiality or Material Adverse Effect qualifications, be true and correct and (y) if not subject to materiality or Material Adverse Effect qualifications, be true and correct in all material respects, all as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

(c) Notices. Lender shall have received a Notice of Borrowing, as applicable, from the Borrower in accordance with Section 2.2(a).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

To induce Lender to enter into this Agreement and to induce Lender to make Loans, the Borrower hereby represents and warrants to Lender both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:

SECTION 5.1 Organization; Power; Qualification. The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which the Borrower and each Subsidiary are organized are described on Schedule 5.1. The Borrower does not have any Foreign Subsidiaries.

SECTION 5.2 Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 5.2. As of the Closing Date, the capitalization of the Borrower and the Bank consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.2. All outstanding shares of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 5.2. The shareholders or other owners, as applicable, of each Subsidiary are described on Schedule 5.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Bank, except as described on Schedule 5.2. Borrower owns 100% of Banks’ Capital Stock free and clear of any Liens, other than Permitted Liens.

SECTION 5.3 Authorization Enforceability. The Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the Loans hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any Subsidiary, (ii) conflict with, result in a breach of or constitute a default under the certificate of formation, bylaws or other organizational documents of the Borrower or any Subsidiary, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person; provide that, with respect to this subsection (iii) only, except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such consents or authorizations that have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.5 Compliance with Law; Governmental Approvals. The Borrower and each Subsidiary (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Tax Returns and Payments. The Borrower and each Subsidiary has duly filed or caused to be filed all federal, state, local and other Tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other Taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower). Such returns accurately reflect in all material respects all liability for taxes of the Borrower or any Subsidiary for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower or any Subsidiary, except as described on Schedule 5.6. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary with respect to unpaid Taxes which has not been discharged or resolved (other than (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower and (ii) Permitted Liens). The charges, accruals and reserves on the books of the Borrower and each Subsidiary in respect of federal, state, local and other Taxes for all Fiscal Years and portions thereof since the organization of the Borrower or any Subsidiary are in the judgment of the Borrower adequate.

SECTION 5.7 Intellectual Property Matters. The Borrower and each Subsidiary owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

SECTION 5.8 Environmental Matters.

(a) The properties owned, leased or operated by the Borrower and each Subsidiary now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a material violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to material liability under applicable Environmental Laws;

(b) To the knowledge of the Borrower and its Subsidiaries, the Borrower and each Subsidiary and their respective properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could reasonably be expected to interfere with the continued operation of such properties or impair the fair saleable value thereof;

(c) Neither the Borrower nor any Subsidiary has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws;

(d) To the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower or any Subsidiary in violation of, or in a manner or to a location which could reasonably be expected to give rise to material liability under, applicable Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(f) There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.9 Employee Benefit Matters.

(a) As of the Closing Date, none of the Borrower, any Subsidiary or any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plan or Multiemployer Plan other than those identified on Schedule 5.9;

(b) The Borrower, each Subsidiary and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code received a favorable qualification determination or opinion letter from the Internal Revenue Service, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower, any Subsidiary or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower, any Subsidiary or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, none of the Borrower, any Subsidiary or any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(e) No Termination Event has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

SECTION 5.10 Margin Stock. Other than (a) in the ordinary course of business of Bank Subsidiaries, and (b) as described on Schedule 5.10, neither the Borrower nor any Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. If requested by Lender, the Borrower will furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

SECTION 5.11 Government Regulation. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary is, or after giving effect to any Loan will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 5.12 Material Contracts. Except for those breaches or defaults under any Material Contract that the Borrower or any Material Subsidiary is contesting in good faith through applicable proceedings and for which adequate reserves have been maintained in accordance with GAAP, neither the Borrower nor any Material Subsidiary is in breach of or in default under any Material Contract in any material respect.

SECTION 5.13 Employee Relations. Neither the Borrower nor any Subsidiary is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

SECTION 5.14 Burdensome Provisions. Neither the Borrower nor any Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures or other actions needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law. None of the Borrower, any Subsidiary or any property of the Borrower or any Subsidiary is subject to any agreement of the type described in Section 9.8, or any agreement to give or not give an agreement of the type described in Section 9.8, other than this Agreement.

SECTION 5.15 Financial Statements. Subject to any limitations stated therein, the audited and unaudited financial statements delivered pursuant to Section 4.1(d)(ii) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements), in each case, in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

SECTION 5.16 No Material Adverse Change. Since June 30, 2014, there has been no material adverse change in the properties, business, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Solvency. As of the Closing Date and after giving effect to the Transactions, the Borrower its Subsidiaries, taken as a whole, will be Solvent.

SECTION 5.18 Titles to Properties. The Borrower and each Subsidiary has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets (other than Permitted Liens), except those which have been disposed of by the Borrower and the Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 5.19 Insurance. Borrower and each Subsidiary are insured with insurance companies that are not Affiliates of the Borrower and the Subsidiaries and, to the knowledge of Borrower, financially sound and reputable, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses.

SECTION 5.20 Liens. None of the Collateral is subject to any Lien other than Permitted Liens.

SECTION 5.21 Indebtedness and Guaranty Obligations. The Borrower is not liable for any Indebtedness or Guaranty Obligations, other than the Obligations and the Indebtedness listed on Schedule 5.21.

SECTION 5.22 Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any transaction contemplated hereby.

SECTION 5.23 Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Material Subsidiary under any judgment, decree or order to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or any of their respective properties may be bound or which would require the Borrower or any Subsidiary to make any payment thereunder prior to the scheduled maturity date therefore that, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.24 OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, or (ii) has more than fifteen percent (15%) of its equity controlled by Sanctioned Entities or Sanctioned Persons. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 5.25 Investment Bankers’ and Similar Fees. Neither the Borrower nor any of its Affiliates has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions.

SECTION 5.26 Disclosure. The Borrower and/or its Subsidiaries have disclosed to Lender all agreements, instruments and corporate or other restrictions to which the Borrower and any Subsidiary are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, information, reports, statements and other papers and data (whether in writing or orally) by or on behalf of the Borrower or any Subsidiary to Lender in connection with the transactions contemplated hereby (whether pursuant to this Article VI or any other provision of this Agreement) and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.27 Regulatory Issues. The Borrower is not under any cease or desist order or other orders of a similar nature, enforcement actions, memoranda of understanding, temporary or permanent, of any federal or state authority which would have the effect of preventing or hindering performance of its duties hereunder, nor are there any proceedings presently in progress or to its knowledge contemplated which would, if successful, lead to the issuance of any such order.

ARTICLE VI.

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations (other than contingent indemnification obligations not then due) and have been paid and satisfied in full in cash and the Commitment terminated, the Borrower will furnish or cause to be furnished to Lender at Lender’s Principal Office, or such other office as may be designated by Lender from time to time:

SECTION 6.1 Financial Statements.

(a) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year (commencing with the fiscal quarter ending December 31, 2014), an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the fiscal year ending December 31, 2014), an audited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to Lender, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

SECTION 6.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 6.1(a) or (b) and at such other times as Lender shall reasonably request, an Officer’s Compliance Certificate.

SECTION 6.3 Regulatory Reports.

(a) Call Reports. As soon as available, and in no event more than sixty (60) days after the end of each fiscal quarter of each Bank Subsidiary, copies of each Bank Subsidiary’s Call Reports or other quarterly reports of condition and income furnished to Governmental Authorities.

(b) FR Y-9LP. As soon as available, and in any event no later than sixty (60) days after the end of each fiscal quarter, the Borrower’s complete form FR Y-9LP as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(c) FR Y-6. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the Borrower’s complete form FR Y-6 as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(d) FR Y-9C. As soon as available, and in any event no later than sixty (60) days after the end of each fiscal quarter, the Borrower’s complete form FR Y-9C as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(e) Bankers Blanket Bond. On the next Business Day after the earlier of notice of intention to cancel or cancellation, in whole or in part, of any Bankers Blanket Bond, a copy of the written notice to cancel or cancellation, including a copy of any correspondence received from the underwriter or underwriters of such Bankers Blanket Bond related to such intention to cancel or cancellation.

SECTION 6.4 Other Reports.

(a) Promptly upon the request thereof, such other information and documentation required by Bank Regulatory Authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the Act), as from time to time reasonably requested by Lender; and

(b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as Lender may reasonably request.

SECTION 6.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after any Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in an effect on the Borrower’s earnings in an amount that exceeds the Threshold Amount;

(b) any notice of any violation received by the Borrower or any Subsidiary from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary;

(d) any attachment, judgment, Lien, levy or order that could reasonably be expected to result in an effect on the Borrower’s earnings in an amount exceeding the Threshold Amount that may be assessed against or threatened in writing against the Borrower or any Subsidiary;

(e) (i) any Default or Event of Default, or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Material Subsidiaries is a party or by which the Borrower or any Material Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(f) any breaches or defaults under any Material Contract that the Borrower or any Material Subsidiary is contesting in good faith through applicable proceedings;

(g) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(h) any event which makes any of the representations set forth in Article VII that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect as of any date on which such representations are made or deemed to be made, or any event which makes any of the representations set forth in Article VII that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect, as of any date on which such representations are made or deemed to be made, if any such inaccuracy, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(i) promptly after the same are available, copies of each annual report, quarterly report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, quarterly, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to Lender pursuant hereto.

Documents required to be delivered pursuant to this Article VI may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address previously furnished to Lender; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender); provided that: (i) the Borrower shall deliver paper copies of such documents to Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Lender and (ii) the Borrower shall notify Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 6.2 to Lender. Except for such Officer’s Compliance Certificates, Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

ARTICLE VII.

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitment terminated, the Borrower will, and will cause each of its Material Subsidiaries to:

SECTION 7.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.3, (a) preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and (b) qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law, except where failure to qualify in such foreign jurisdiction could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.2 Maintenance of Property and Licenses.

(a) Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance). On the Closing Date and from time to time thereafter deliver to Lender upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 7.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 7.5 Payment of Taxes and Other Obligations. Pay and perform, (a) when due and payable or performable, all material Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices the aggregate outstanding amount of which is in excess of the Threshold Amount; provided, that the Borrower or such Material Subsidiary may contest any item described in this Section 7.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 7.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.7 Environmental Laws. In addition to and without limiting the generality of Section 7.6, (a) comply with in all respects, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except failure to comply or obtain any license approval, notification, registration, or permit could not reasonably be expected to give rise to a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except where failure to conduct and complete any investigation, study, sampling and testing, remedial, removal or other action could not reasonably be expected to give rise to a Material Adverse Effect, and (c) defend, indemnify and hold harmless Lender, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Material Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 7.8 Compliance with ERISA. In addition to and without limiting the generality of Section 7.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to Lender upon Lender’s request such additional information about any Employee Benefit Plan as may be reasonably requested by Lender.

SECTION 7.9 Compliance with Agreements. Comply in all material respects with each Material Contract; provided, that the Borrower or any such Material Subsidiary may contest any such Material Contract in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 7.10 Visits and Inspections; Lender Meetings. Permit representatives of Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at Lender’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, if no Default has occurred and is continuing, the Lender shall only be allowed to make one such visit and inspection per fiscal quarter. Upon the occurrence and during the continuance of an Event of Default, Lender may do any of the foregoing at any time without advance notice, at the Borrower’s sole expense.

SECTION 7.11 Lender Meetings. Upon the request of Lender, participate in a meeting of Lender once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and Lender) at such time as may be agreed by the Borrower and Lender.

SECTION 7.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as Lender may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.

ARTICLE VIII.

FINANCIAL COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitment terminated:

SECTION 8.1 Well Capitalized. Borrower shall, and shall cause Bank to, maintain a “well-capitalized” rating (as defined and determined by the appropriate Bank Regulatory Authority or other Governmental Authority on the date of determination).

SECTION 8.2 Minimum Return on Assets. Borrower shall cause Bank to maintain a minimum return on assets (“ROA”) of 0.65%, measured as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2014.

SECTION 8.3 Loan Loss Reserve to Non-Performing Loans. Borrower shall cause Bank’s ratio of Loan Loss Reserves to Non-Performing Loans to be not less than 75%, measured as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2014.

SECTION 8.4 Non-Performing Assets. Borrower shall cause Bank’s ratio of (a) Non-Performing Assets to (b) (i) the aggregate amount of total equity capital of Bank and its Subsidiaries as at the date of determination, plus (ii) the Loan Loss Reserves as at the date of determination, minus (iii) the aggregate amount of all disallowed goodwill and other intangible assets of the Bank and its Subsidiaries as at the date of determination, not to exceed 35%, measured as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2014.

ARTICLE IX.

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Commitment terminated:

SECTION 9.1 Limitations on Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) interest rate swap agreements entered into by the Borrower;

(c) Indebtedness owed to any Federal Home Loan Bank;

(d) intercompany Indebtedness between (i) Borrower and any Subsidiary or such Subsidiary’s affiliate or Subsidiary and (ii) any Subsidiary and such Subsidiary’s affiliate or Subsidiary;

(e) short-term unsecured Indebtedness including, but not limited to, federal funds purchased by a Subsidiary for liquidity purposes;

(f) following the consummation of the F&M Acquisition, the Trust Preferred Indebtedness;

(g) following the consummation of the F&M Acquisition, TARP Securities; and

(h) Indebtedness existing on the Closing Date and not otherwise permitted under this Section 9.1 and listed on Schedule 5.21.

provided, however, for Indebtedness of the type described in clauses (b) through (e) of this Section 9.1 to be permitted hereunder, the Borrower or, as applicable, Subsidiary must incur such Indebtedness in the ordinary course of business.

SECTION 9.2 Limitations on Liens. The Borrower shall not create, incur, assume or suffer to exist, any Lien on or with respect to the Collateral, except:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) (i) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (A) which are not overdue for a period of more than thirty (30) days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower;

(c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the collateral on account thereof;

(d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Borrower;

(f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(p) or securing appeal or other surety bonds relating to such judgments;

(g) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of Borrower;

(h) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract;

(i) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower or materially detract from the value of the relevant assets of the Borrower;

(j) Liens described on Schedule 9.2 (but not any expansion of such Lien to property not subject to such Liens on the Closing Date);

(k) Liens securing Indebtedness of the type described in Section 9.1(c); and

(l) Liens granted under the Loan Documents.

SECTION 9.3 Limitations on Fundamental Changes. The Borrower shall not, and shall not permit any Material Subsidiary to, (a) discontinue or materially reduce its normal operations, (b) sell, lease, transfer or otherwise dispose of all or any substantial part of its assets, (c) merge, consolidate or enter into any similar combination with any other Person; provided, however, that (i) a Subsidiary (other than a Bank Subsidiary) may merge into the Borrower or another Subsidiary of the Borrower (other than a Bank Subsidiary) and (ii) F&M may merge into Borrower and Enterprise Bank, a Texas state bank, may merge into Bank, in each case, in connection with the F&M Acquisition, or (d) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

SECTION 9.4 Limitations on Restricted Payments. Unless such payment is made under and in accordance with Borrower’s existing corporate bonus and incentive program, as such program may be amended or otherwise modified from time to time in the ordinary course of business and in accordance with customary market practices, or pursuant to the terms of the TARP Securities, without Lender’s prior written consent, the Borrower shall not: (a) pay any bonus or other similar payment to its directors, managers, officers, employees, owners, partners, members, affiliates, subsidiaries or other related persons or (b) declare, make, or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of the Borrower, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of the Borrower (all of the foregoing, the “Restricted Payments”).

SECTION 9.5 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Capital Stock in, or other Affiliate of, the Borrower or any of its Subsidiaries, or (b) any Affiliate of any such officer, director or holder, other than:

(i) transactions existing on the Closing Date and described on Schedule 9.5;

(ii) other transactions on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or a committee of the board of directors) of the Borrower;

(iii) employment and severance arrangements (including stock option plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(iv) payment of customary fees (including reasonable attorneys’ fees) and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; and

(v) the incurrence of intercompany Indebtedness permitted under Section 9.1(d).

SECTION 9.6 Certain Accounting Changes; Organizational Documents. The Borrower shall not, and shall not permit any Material Subsidiary to, (a) change its Fiscal Year end, or make (without the consent of Lender) any material change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its certificate of formation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lender.

SECTION 9.7 Reserved.

SECTION 9.8 No Further Negative Pledges; Restrictive Agreements.

(a) The Borrower shall not, except pursuant to this Agreement and the other Loan Documents and non-waivable provisions of Applicable Law:

(i) enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon the Collateral, whether now owned or hereafter acquired, to secure the Obligations or requiring the grant of any security for such obligation if security is given for the Obligations.

(ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Borrower to (A) pay any Indebtedness or other obligation of the Borrower, (B) make loans or advances, or (C) sell, lease or transfer any of its properties or assets.

(b) The Borrower shall not permit Bank to enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, and (ii) restrictions in connection with any Permitted Lien (for purposes of this Section 9.8(b), each reference in Section 9.2 to the Borrower shall be deemed to be a reference to such Material Subsidiary) or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).

(c) The Borrower shall not permit any Material Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Material Subsidiary to (i) pay dividends or make any other distributions to the Borrower or any Material Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Material Subsidiary, (iii) make loans or advances to the Borrower or any Material Subsidiary, or (iv) sell, lease or transfer any of its properties or assets to the Borrower or any Material Subsidiary, except (in respect of any of the matters referred to in clauses (i) through (iv) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (D) obligations that are binding on a Material Subsidiary at the time such Material Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (E) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.4) that limit the transfer of such Property pending the consummation of such sale, (F) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (G) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 9.9 Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto, unless the Borrower or such Subsidiary has authority to engage in such business pursuant to banking laws and regulations then in effect and has received all necessary approvals from all applicable Governmental Authorities (including all applicable Bank Regulatory Authorities).

SECTION 9.10 Limitations on Investments.

(a) Without the prior written consent of Lender, the Borrower shall not, and shall not permit any Subsidiary to, acquire control or substantially all of the assets of any Person, except F&M pursuant to the F&M Acquisition; and

(b) The Borrower shall not make any loan or other extension of credit to or for the benefit of a Subsidiary other than loans made in the ordinary course of business; provided, that the aggregate principal amount (based on the aggregate amount advanced and without giving effect to any payment thereof) of all outstanding loans described in this Section 9.10(b) shall not exceed $5,000,000 at any date of determination without the prior written consent of Lender.

SECTION 9.11 Use of Proceeds. The Borrower shall not use the proceeds of any Revolving Credit Loan for any purpose other than (a) repay in full all Indebtedness of the Borrower outstanding under the Prior Credit Agreement, (b) to repay Shareholder Debt, (c) to consummate the F&M Acquisition, (d) for the payment of certain fees and expenses incurred in connection with the foregoing and this Agreement, (e) for working capital and general corporate purposes of the Borrower and its Subsidiaries, and (f) as may be otherwise permitted by Lender.

SECTION 9.12 Restrictions on Transfers of Collateral. Borrower shall not, and shall not allow or suffer any other Person to, sell, transfer, assign, convey or otherwise dispose of the Collateral, any portion thereof, or any interest therein (or any of the proceeds thereof, including, without limitation, money, checks, money orders, drafts, notes, instruments, documents, chattel paper, returns or repossessions), without Lender’s prior written consent.

SECTION 9.13 Reserved.

SECTION 9.14 Certain Restrictions Regarding Securities. Any reverse stock splits, or purchases, redemptions, retirements or reclassifications of the capital stock or other equity securities of any class, series or issue whatsoever of the Bank.

ARTICLE X.

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2, 6.4 or 6.5(e)(i) or Articles VIII or IX.

(e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) Lender’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof.

(f) Indebtedness Cross-Default. The Borrower or any Subsidiary shall (i) default in the payment of any Indebtedness (other than the Obligations) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice, if required, but without any further lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Reserved.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. The Borrower or any Material Subsidiary shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, (vii) make any conveyance with the intent to hinder, delay or defraud any creditor, or (viii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Material Subsidiary in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Bank Regulatory Authority or Governmental Authority Restrictions. If (i) any Bank Regulatory Authority or other Governmental Authority having regulatory authority over the Borrower or any Material Subsidiary shall impose any restriction on the Borrower or such Material Subsidiary with respect to the payment of dividends from any such Material Subsidiary to the Borrower, (ii) any Bank Material Subsidiary shall cease for any reason to be an insured bank under the FDIA, (iii) the FDIC or any other Governmental Authority shall issue a cease and desist order to take other action of a disciplinary or remedial nature against the Borrower or any Material Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Effect or there shall occur with respect to any Material Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C.

§ 1831o(e)(2) and the regulations thereunder, or (iv) the Borrower or any Material Subsidiary shall enter into a written supervisory or similar agreement with any Bank Regulatory Authority or other Governmental Authority for any reason, but only to the extent that such supervisory or similar agreement would have a Material Adverse Effect with respect to such Material Subsidiary or the Borrower.

(l) Bank Supervision. Without limiting the generality of Section 10.1(k), the appointment of a conservator or receiver for any Material Subsidiary that is an “insured depository institution” as defined in the FDIA (12 U.S.C. § 1813(c)(2)), by any “appropriate Federal banking agency” as defined in the FDIA (12 U.S.C. § 1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of such Subsidiary pursuant to the FDIA; or the provision of any form of assistance to any such Subsidiary by the FDIC pursuant to the FDIA or other Governmental Authority.

(m) Bank Holding Company. The Borrower shall cease to be a bank holding company.

(n) Failure of Agreements. Any material provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower.

(o) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto in an amount exceeding the Threshold Amount, (ii) a Termination Event or (iii) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(p) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to result in a reduction in the Borrower’s earnings in an amount in excess of the Threshold Amount shall be entered against the Borrower or any Subsidiary by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

SECTION 10.2 Remedies. Upon the occurrence of and during the continuation of an Event of Default, Lender may, by notice to the Borrower:

(a) Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Facility and any right of the Borrower to request borrowings hereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i)

or (j), the Revolving Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding;

(b) Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations, including but not limited to the following:

(i) the remedies of a secured party under the Uniform Commercial Code of Texas (regardless of whether the Uniform Commercial Code has been enacted in the jurisdiction where rights or remedies are asserted), including, without limitation, the right to take possession and dispose of the Collateral, and for that purpose Lender may, so far as Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom or take possession of same and/or store the same on such premises for a reasonable time pending disposition under the terms of this Agreement or applicable law. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties.

(ii) Unless the Collateral is perishable or is of a type customarily sold on a recognized market, Lender shall give to Borrower at least ten (10) days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Any notice to Borrower of sale, disposition or other intended action by Lender, required by law to be given to Borrower, sent to Borrower at the address of Borrower shown on the first page of this Agreement or at such other address of Borrower as may from time to time be shown on Lender’s records, at least ten (10) days prior to such action, shall constitute reasonable notice to Borrower.

(iii) Lender may, at any time, in its discretion, transfer any securities or other property constituting Collateral into its own name or that of its nominee and receive the income therefrom and hold the same as security for the Obligations or apply it on principal, interest, charges or expenses due on Obligations in any manner deemed appropriate by Lender.

(iv) Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon Collateral as Lender may determine, whether or not Obligations or Collateral are then due.

(v) Lender may receive, open and dispose of mail addressed to Borrower and sign and endorse notes, checks, drafts, money orders, certificates and documents of title and related forms or other evidences of payment, shipment or storage or any form of Collateral on behalf of and in the name of Borrower as Borrower’s attorney-in-fact for such purpose.

(vi) Lender may apply Collateral and the proceeds from any Collateral against the Obligations secured hereby in any manner deemed appropriate by Lender.

(vii) Lender may resort to any security given by this Agreement or to any other security now existing or hereafter given to secure the payment of Borrower’s

Obligations, in whole or in part, and in such portions and in such order as may seem best to Lender in its sole discretion, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, or security interests evidenced by this Agreement or any of the other Loan Documents.

(viii) Lender may, at all times, proceed directly against Borrower to enforce payment of Borrower’s Obligations and shall not be required first to enforce its rights in the Collateral or any other security granted to it;

(c) Collect by legal proceedings or otherwise all dividends, interest, principal payments, income, and other sums now or hereafter payable upon or on account of the Collateral, and hold the same as Collateral or apply the same to any Obligations, the manner, distribution and application to be in Lender’s sole discretion;

(d) Enter into any extension, reorganization, deposit, merger or consolidation agreement, or any agreement in any manner relating to or affecting the Collateral; accept other property in exchange for such Collateral and do and perform such acts and things as it may deem proper, and any money or property received in exchange for such Collateral shall be applied to the Obligations or thereafter held by Lender pursuant to the provisions of this Agreement;

(e) Demand, sue for, collect, or make any compromise or settlement with reference to the Collateral as Lender, in its sole discretion, chooses;

(f) Process and preserve the Collateral;

(g) Transfer the Collateral to Lender’s name or the name of its nominee to transfer and/or exercise as to the Collateral all the rights, powers, and remedies of an owner; provided, however, to the extent the Collateral consists of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, and as defined in SEC Rule 13d-1(d), or any other securities the holding of which would subject Lender to the reporting requirements of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, Lender shall have no right, prior to its formal declaration of an Event of Default, to make such transfer or to vote or dispose of such securities; and

(h) Perform any of the Borrower’s obligations under this Agreement.

provided, however, that upon the occurrence or commencement of an action described in any of subsections 10.1 (i) or (j) above, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender to or upon Borrower and any commitment to make advances hereunder or otherwise extend credit to Borrower pursuant to this Agreement shall automatically terminate; provided, further, that, if Lender shall continue to make advances hereunder or otherwise extend credit to Borrower pursuant to this Agreement after an automatic termination of the Lender’s obligation to make advances hereunder by reason of the commencement of an action described in any of subsections 10.1(i) or (j) above, Borrower acknowledges and agrees that such advances and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from Borrower as if such action bad never been instituted.

The enumeration of the foregoing rights is not intended to be exhaustive, and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. All rights and remedies of Lender with respect to Obligations or Collateral, whether evidenced hereby, by any of the other Loan. Documents or by any other instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of the rights and remedies of Lender set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to Lender;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1 Notices. All notices, demands, requests and other communications provided for herein shall be in writing and shall be deemed to have been properly given and delivered: (a) if delivered by hand delivery, when delivered; (b) if delivered by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service; (c) if mailed by United States Postal Service certified or registered mail (postage prepaid, return receipt requested), three (3) Business Days after mailing; or (d) if sent by telecopier, on the day of transmission provided that a copy is sent on the same day by overnight courier as set forth below(except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). :

If to the Borrower:	Allegiance Bancshares, Inc.

U.S. Mail delivery:
8727 West Sam Houston Parkway North
Suite 210
Houston, Texas 77040
Telephone: (281) 517-6461
Attention: Laurence L. Lehman III

Courier delivery:
8727 West Sam Houston Parkway North
Suite 210
Houston, Texas 77040
Telephone: (281) 517-6461
Attention: Laurence L. Lehman III

With copies to:	Bracewell & Giuliani LLP (which shall not be notice to Borrower or any Subsidiary)
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Jason Jean

If to the Lender:	Prosperity Bank

U.S. Mail delivery:
1301 North Mechanic Street
El Campo, Texas
Attention: David Zalman

Courier delivery:
1301 North Mechanic Street
El Campo, Texas
Attention: David Zalman

With copies to (which
shall not be notice to Lender)
Haynes and Boone., LLP
2323 Victory Avenue
Suite 700
Dallas, Texas 75219
Attention of: Darrel A. Rice
Telephone No.: (214) 651-5969
Telecopy No.: (214) 200-0664
E-mail: darrel.rice@haynesboone.com

SECTION 11.2 Amendments, Waivers and Consents. Except as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by Lender, and any consent given by Lender, if, but only if, such amendment, waiver or consent is in writing signed by Lender and, in the case of an amendment, signed by the Borrower.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower shall pay all reasonable (i) fees, charges and disbursements of Haynes and Boone, LLP, counsel for Lender, associated with the preparation, execution and delivery of the Loan Documents and (ii) out-of-pocket expenses of Lender

(including reasonable fees, charges and disbursements of outside counsel for Lender) associated with the preparation, execution and delivery of amendments, consents, waivers or other modifications of the Loan Documents and (iii) out-of-pocket expenses of Lender (including reasonable fees, charges and disbursements of counsel for and advisors to Lender) associated with any “workout,” enforcement or other exercise of remedies after the occurrence of an Event of Default.

(b) Indemnification by the Borrower. The Borrower shall indemnify Lender and each Person owing an interest in the Loans and their respective officers, directors, employees, agents, and consultants (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Affiliate of the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) relate to any proceeding solely between or among Indemnitees other than claims arising out of any act or omission of the Borrower; and provided further that each Indemnitee shall promptly repay the Borrower all expense reimbursements previously made pursuant to this Section 11.3(b) to the extent that such Indemnitee is determined by a final nonappealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the preceding exceptions of this Section 11.3(b). This Section 11.3(b) shall not apply to any Taxes other than Taxes that represent losses, claims, damages, liabilities and related expense arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section 11.3 shall be payable promptly after demand therefor.

SECTION 11.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that Lender or its respective Affiliates may have. Lender agrees to notify the Borrower and Lender promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas; provided that Lender shall retain all rights under federal law. This Agreement has been entered into in Harris County, Texas, and is performable for all purposes in Harris County, Texas. The parties hereby agree that any lawsuit, action, or proceeding that is brought (whether in contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby, or the actions of the Lender in the negotiation, administration or enforcement of any of the Loan Documents shall be brought in a state or federal court of competent jurisdiction located in Harris County, Texas. Borrower hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of such courts, (b) waives any objection it may now or hereafter have as to the venue of any such lawsuit, action, or proceeding brought in any such court, and (c) further waives any claim that it may now or hereafter have that any such court is an inconvenient forum. Each of the parties hereto agree that service of process upon it may be made by certified or registered mail, return receipt requested at the address for notices referenced in Section 11.1 hereof. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

SECTION 11.7 Injunctive Relief; Punitive Damages.

(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, the Borrower agrees that the Lender, at the Lender’s option, shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) Lender and the Borrower hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 11.8 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally; No Assignment by Borrower. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments and Participations by Lender. Lender may at any time assign to an assignee all or any part of its rights and obligations under this Agreement (including all of its Revolving Credit Commitment and the Loans at the time owing to it) and grant participations in the Loans without the consent of the Borrower. Any Lender that assigns any part of its rights and obligations under this Agreement or sells a participant any interest in the Loans shall maintain a register that contains the name and address of each assignee or participant that acquires an interest in the Loans and the principal amounts, and stated interest thereon, of such Person’s interest in the Loans and (ii) obtain from the assignee or participant the documentation required under Section 3.6(e) of this Agreement (it being understood that the documentation required pursuant to Section 3.6(e) shall be delivered to the participant lender).

SECTION 11.10 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, Participant or proposed participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the consent of the Borrower, (g) to recognized bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section 11.10 or (II) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower or (i) to governmental regulatory authorities in connection with any regulatory examination of Lender or in accordance with Lender’s regulatory compliance policy if Lender deems necessary for the mitigation of claims by those authorities against Lender or any of its Subsidiaries or affiliates. For purposes of this Section 11.10, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses or any proposed acquisition by the Borrower or any Subsidiary, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary or information that is generally available to the public regardless of when it is disclosed to Lender by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11 Performance of Duties. Each of the Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent indemnification obligations not yet due and payable), any of the Commitment remain in effect or the Revolving Credit Facility has not been terminated.

SECTION 11.13 Survival.

(a) All representations and warranties set forth in Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which Lender is entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect Lender against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Texas Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA Patriot Act. Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify such Borrower in accordance with the Act.

SECTION 11.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI, VII, VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI, VII, VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI, VII, VIII or IX.

SECTION 11.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

SECTION 11.21 FINAL AGREEMENT. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

ALLEGIANCE BANCSHARES, INC.

By:	/s/ George Martinez
Name:	George Martinez
Title:	Chief Executive Officer

Signature Page to Credit Agreement

LENDER:

PROSPERITY BANK,

By:	/s/ Robert Dowdell
Name:	Robert Dowdell
Title:	Regional President

Signature Page to Credit Agreement

EXHIBIT A

FORM OF NOTE

A-1	Exhibit A to Credit Agreement

NOTE

$30,000,000	December 22, 2014

FOR VALUE RECEIVED, the undersigned, ALLEGIANCE BANCSHARES, INC., a Texas corporation (the “Borrower”), promises to pay Prosperity Bank (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of THIRTY MILLION DOLLARS ($30,000,000) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement dated as of December 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between the Borrower and the Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 3.1 of the Credit Agreement. All payments of principal and interest on this Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable.

THIS NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Note.

[Signature Page Follows]

A-2	Exhibit A to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of the day and year first above written.

ALLEGIANCE BANCSHARES, INC.

By:
Print Name:
Print Title:

A-3	Exhibit A to Credit Agreement

EXHIBIT B

FORM OF NOTICE OF BORROWING

B-1	Exhibit B to Credit Agreement

NOTICE OF BORROWING

Dated as of:

Prosperity Bank

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.2 of the Credit Agreement dated as of December 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Allegiance Bancshares, Inc., a Texas corporation (the “Borrower”) and Prosperity Bank (“Lender”).

1. The Borrower hereby requests that the Lender make a Revolving Credit Loan to the Borrower in the aggregate principal amount of $            .

2. The Borrower hereby requests that such Revolving Credit Loan be made on the following Business Day:                     . (Complete with a Business Day in accordance with Section 2.2 of the Credit Agreement for Revolving Credit Loans.)

3. The aggregate principal amount of all Revolving Credit Loans outstanding as of the date hereof (including the Revolving Credit Loan requested herein) does not exceed the Revolving Credit Commitment.

4. All of the conditions applicable to the Revolving Credit Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Revolving Credit Loan.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

B-2	Exhibit B to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

ALLEGIANCE BANCSHARES, INC.

By:
Print Name:
Print Title:

B-3	Exhibit B to Credit Agreement

EXHIBIT C

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

C-1	Exhibit C to Credit Agreement

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Allegiance Bancshares, Inc., a Texas corporation (the “Borrower”), hereby certifies to Lender, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement dated as of December 22, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower and Prosperity Bank (the “Lender”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                     and for the                     period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. Calculations determining the financial covenants contained in Article VIII of the Credit Agreement are set forth on the attached Schedule 1 and the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article VIII of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

C-2	Exhibit C to Credit Agreement

WITNESS the following signature as of the day and year first written above.

ALLEGIANCE BANCSHARES, INC.

By:
Print Name:
Print Title:

C-3	Exhibit C to Credit Agreement

Schedule 1

to

Officer’s Compliance Certificate

FINANCIAL COVENANT: SECTION	COVENANT	ACTUAL		REQUIRED
8.1	“Well Capitalized”			Yes
8.2	Minimum ROA		%	Minimum of 0.65%
8.3	Loan Loss to Non-Performing Loans		%	Not less than 75%
8.4	Non-Performing Assets		%	Not to exceed 35%

C-4	Exhibit C to Credit Agreement

SCHEDULE 1.1

F&M SHAREHOLDERS

Shareholder Name	Aggregate Outstanding Principal Amount
Anthony Wayne Corder 2007 Trust	$1,000,000
John Michael Corder and Mary Ann Corder	$1,000,000
FOURO, Ltd.	$250,000
Leon and Odessa Hudson	$500,000
Debra Lee Lancaster and Mark R. Lancaster	$500,000
Earl L. Lester, Jr.	$500,000
Richard T. Mitchell and Irina Mitchell, JTWROS	$1,000,000
George W. Mullane, Jr.	$9,000,000
Larry Neely	$500,000
James C. Oquin and Sandra Oquin	$250,000
Elizabeth Diane Simmons 2007 Trust	$1,000,000
Charles C. Stanley and Janet L. Stanley	$500,000
Charles A. Stanley and Nancy Stanley	$1,500,000
Zarsky Industries, Inc.	$500,000

Total:	$18,000,000

Schedule 1.1 to Credit Agreement

SCHEDULE 5.1

JURISDICTIONS OF ORGANIZATION

Entity Name	Jurisdiction of Organization

Allegiance Bancshares, Inc.	Texas

Allegiance Bank Texas	Texas

Farmers & Merchants Capital Trust II2	Delaware

Farmers & Merchants Capital Trust III[1]	Delaware

FriendTX Holdings, Inc. [3]	Texas

[2]	Entity will be a Subsidiary of the Allegiance Bancshares, Inc. (“Borrower”) following the consummation of the acquisition by Borrower of Farmers & Merchants Bancshares, Inc. (“F&M”) pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization by and between Borrower and F&M dated as of July 28, 2014, as amended from time-to-time.
[3]	Entity will be a Subsidiary of the Allegiance Bank Texas following the consummation of the merger of Enterprise Bank with and into Allegiance Bank Texas.

Schedule 5.1 to Credit Agreement

SCHEDULE 5.2

SUBSIDIARIES AND CAPITALIZATION

1.	Subsidiaries of the Borrower as of the Closing Date:

Allegiance Bank Texas, a Texas chartered state bank

2.	Capitalization of the Borrower and Bank as of the Closing Date:

Entity	Capitalization
Allegiance Bancshares, Inc.	19,000,000 shares of common stock, par value $1.00 per share, authorized and 6,999,740 shares of common stock issued and outstanding

Allegiance Bank Texas	20,000,000 shares, par value $1.00 per share, authorized and 3,218,600 shares issued and outstanding

3.	Shareholder and other owners, as applicable, of each Subsidiary:

Subsidiary	Shareholder
Allegiance Bank Texas	Allegiance Bancshares, Inc.

Farmers & Merchants Capital Trust II4	Allegiance Bancshares, Inc.

Farmers & Merchants Capital Trust III[1]	Allegiance Bancshares, Inc.

FriendTX Holdings, Inc. [5]	Allegiance Bank Texas

[4]	Entity will be a Subsidiary of the Allegiance Bancshares, Inc. (“Borrower”) following the consummation of the acquisition by Borrower of Farmers & Merchants Bancshares, Inc. (“F&M”) pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization by and between Borrower and F&M dated as of July 28, 2014, as amended from time-to-time.
[5]	Entity will be a Subsidiary of the Allegiance Bank Texas following the consummation of the merger of Enterprise Bank with and into Allegiance Bank Texas.

Schedule 5.2 to Credit Agreement

SCHEDULE 5.6

PENDING TAX AUDITS

None

Schedule 5.6 to Credit Agreement

SCHEDULE 5.9

ERISA PLANS

None.

Schedule 5.6 to Credit Agreement

SCHEDULE 5.10

MARGIN LENDING

None.

Schedule 5.10 to Credit Agreement

SCHEDULE 5.13

LABOR AND COLLECTIVE BARGAINING AGREEMENTS

None.

Schedule 5.13 to Credit Agreement

SCHEDULE 5.21

INDEBTEDNESS AND GUARANTY OBLIGATIONS

1.	Credit Agreement dated November 15, 2013, between Allegiance Bancshares, Inc., a Texas corporation, and Compass Bank, as heretofore amended, restated, or otherwise modified (the “Prior Credit Agreement”).[6]

2.	Credit Agreement dated December 22, 2014, between Allegiance Bancshares, Inc., a Texas corporation, and Prosperity Bank, as amended, restated, or otherwise modified from time to time (the “Credit Agreement”).

[6]	The indebtedness outstanding under the Prior Credit Agreement is to be repaid in full with the proceeds of the initial loan made under the Credit Agreement.

Schedule 5.21 to Credit Agreement

SCHEDULE 9.2

EXISTING LIENS

None.

Schedule 9.2 to Credit Agreement

SCHEDULE 9.5

TRANSACTIONS WITH AFFILIATES

Tax Allocation Agreement dated April 1, 2013 by and between the Borrower and the Bank.

Schedule 9.5 to Credit Agreement